H The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Indices: S&P 500 ® Index and J.P. Morgan Multi - Asset Index (the “MAX Index”) Basket: In some circumstances as described below, the notes are linked to an equally weighted basket consisting of the following: • 50.00% of the S&P 500 ® Index ; and • 50.00% of the MAX Index Pricing Date: December 30, 2024 Observation Date: December 30, 2027 Maturity Date: January 4, 2028 Participation Rate: At least 117.25%* Threshold Value: 110.00% of Initial Value of the S&P 500 ® Index Additional Amount: ( i ) if a Threshold Event has occurred: $1,000 × Basket Return × Participation Rate; or (ii) if a Threshold Event has not occurred: $1,000 × Index Return of the MAX Index × Participation Rate , provided that the Additional Amount will not be less than zero. Threshold Event: A Threshold Event occurs if the Final Value of the S&P 500 ® Index is greater than or equal to the Threshold Value . Payment At Maturity: At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero. You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. Basket Return: (Final Basket Value – Initial Basket Value) Initial Basket Value Initial Basket Value: Set equal to 100 on the Pricing Date Final Basket Value: The closing level of the Basket on the Observation Date Closing Level of the Basket: 100 î [1 + (50.00% î Index Return of the S&P 500 ® Index) + (50.00% î Index Return of the MAX Index)] Initial Value: With respect to each Index, the closing level of that Index on the Pricing Date Final Value: With respect to each Index, the closing level of that Index on the Observation Date CUSIP: 48135WUU8 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48135WUU8/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $950.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. Investing in the notes linked to the Basket involves a number of risks. See “Selected Risks” on page 2 of this document, “Ris k Factors” in the prospectus supplement and the relevant product supplement and underlying supplement, Annex A to the prospectus addendum and “Selected Risk Considerations” in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r passed upon the accuracy or the adequacy of this document or the relevant product supplement, underlying supplements, prospec tus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense. *The actual Participation Rate will be provided in the pricing supplement and will not be less than 117.25%. **Reflects a Participation Rate equal to the minimum Participation Rate set forth herein for illustrative purposes. ***If a Threshold Event has occurred, the diagram and the table reflect only the performance of the Basket and the note payou t b ased on the Basket performance. If a Threshold Event has not occurred, the diagram and the table reflect only the performance of the MA X Index and the note payout based on the MAX Index performance. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Hypothetical Total Returns**,*** Total Return on the Notes Basket Return / Index Return of MAX Index*** Final Basket Value / Final Value of MAX Index*** 76.2125% 65.00% 165.00 46.9000% 40.00% 140.00 23.4500% 20.00% 120.00 11.7250% 10.00% 110.00 5.8625% 5.00% 105.00 1.1725% 1.00% 101.00 0.0000% 0.00% 100.00 0.0000% - 1.00% 99.00 0.0000% - 2.50% 97.50 0.0000% - 5.00% 95.00 0.0000% - 10.00% 90.00 0.0000% - 20.00% 80.00 0.0000% - 40.00% 60.00 0.0000% - 60.00% 40.00 0.0000% - 80.00% 20.00 0.0000% - 100.00% 0.00 3yr MAX or Equally Weighted Basket (SPX/MAX) Notes North America Structured Investments The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.                                                      3D\PHQWDW0DWXULW\ %DVNHW5HWXUQ  ,QGH[5HWXUQRI0$;,QGH[ 1RWH3D\RIIDW0DWXULW\ %DVNHW3HUIRUPDQFH  ,QGH[3HUIRUPDQFHRI0$;,QGH[ Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product suppleme nt no. 3 - I dated April 13, 2023, the underlying supplement no. 1 - I dated April 13, 2023, the underlying supplement no. 23 - I dated August 28, 2023 and the prospectus addendum dated June 3, 2024 Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated December 19, 2024 Rule 424(b)(3)

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • The notes may not pay more than the principal amount at maturity. • The notes provide only limited or no exposure to the S&P 500 ® Index, even though the performance of the S&P 500 ® Index determines whether a Threshold Event has occurred. • You will not benefit from the performance of the Basket or the S&P 500 ® Index if a Threshold Event has not occurred. • You may receive a lower return on the notes if a Threshold Event has occurred than if a Threshold Event has not occurred. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The notes are subject to the risks of correlation (or lack of correlation) of the Indices. • No interest payments, dividend payments or voting rights. • We may determine the Additional Amount for your notes early if a commodity hedging disruption event occurs. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index, which is also the reference index underlying the futures contracts included in one of the Equity Constituents of the MAX Index. • The MAX Index is subject to a 1.00% per annum daily deduction. • The notes involve risks associated with the MAX Index’s momentum investment strategy, which may not be successful, and the MAX Index may not approximate its initial volatility threshold or outperform an alternative strategy. • Our affiliate, J.P. Morgan Securities LLC (who we refer to as JPMS), the index sponsor and index calculation agent of the MAX Index, may adjust the MAX Index in a way that affects its level. • Risks associated with non - U.S. securities market (including currency exchange risks), small capitalization stocks, fixed income securities (including interest rate - related and credit risks), commodity futures, crude oil, gold and the uncertain legal and regulatory regimes that govern commodity futures. • Because the MAX Index may include notional short positions, the notes may be subject to additional risks. • Changes in the values of the MAX Index’s Constituents may offset each other. • A significant portion of the MAX Index’s exposure may be allocated to its Bond Constituents. • The MAX Index’s Constituents are subject to significant risks associated with futures contracts. • Suspension or disruptions of market trading in futures contracts may adversely affect the value of the notes. • An increase in the margin requirements for futures contracts included in the MAX Index’s Constituents may adversely affect the level of that Constituent. • Changes in future prices of the futures contracts included in the MAX Index’s Constituents relative to their current prices could lead to a decrease in any payment on the notes. • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorg an Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 3yr MAX or Equally Weighted Basket (SPX/MAX) Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and underlying supplement no. 23 - I, Annex A to the prospectus addendum and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Additional Information About the Indices • The S&P 500 ® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. • The MAX Index seeks to provide a dynamic and diversified asset allocation based on a momentum investment strategy, while attempting to maintain a stable level of volatility over time. The MAX Index tracks the return of (a) a dynamic notional portfolio consisting of up to 10 excess return futures - based indices (each, a “Constituent,” and collectively, the “Constituents”) converted into U.S. dollars (in the case of the MAX Index’s Constituents not denominated in U.S. dollars), less (b) a 1.00% per annum daily deduction, with an initial volatility threshold of 4.0%. • The MAX Index’s Constituents are as follows (see underlying supplement no. 23 - I and the preliminary pricing supplement for more information): Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product suppleme nt no. 3 - I dated April 13, 2023, the underlying supplement no. 1 - I dated April 13, 2023, the underlying supplement no. 23 - I dated August 28, 2023 and the prospectus addendum dated June 3, 2024 Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated December 18, 2024 Rule 424(b)(3)